Exhibit 99.1

                              River Valley Bancorp
                  Announces Higher Earnings for the Fiscal Year
                             Ended December 31, 2003

For Immediate Release
Thursday, January 22, 2004

Madison, Indiana - January 22, 2004- River Valley Bancorp (NASDAQ Small Cap Symbol "RIVR"), an Indiana corporation (the "Corporation") and holding company for River Valley Financial Bank, based in Madison, Indiana announced earnings for the fiscal year and fourth quarter ended December 31, 2003.

Net income for the fiscal year ended December 31, 2003 was $2,655,000. Earnings per basic share for fiscal 2003, reflecting the previously announced stock split, was $1.67. This compares to net income for fiscal 2002 of $2,558,000, or $1.64 per basic share. The earnings for 2003 reflect a 3.8% dollar increase.
Included in fiscal 2002, however, was an after-tax gain of approximately $212,000 from the disposition of a former banking facility. Excluding that one time gain in 2002, earnings for period to period comparison was up approximately 13% and a 10% improvement on earnings per share for the comparable periods. The return on average assets for fiscal 2003 was 1.11%; the return on average equity was 12.22%. For fiscal 2002 those numbers, including that one time gain, were 1.22% and 13.21% respectively.

Assets totaled $255.1 million as of December 31, 2003, an increase of 13.9%, from $224.0 million recorded as of December 31, 2002. Net loans, including loans held for sale, were $192.3 million as of December 31, 2003, an increase of $26.3 million, or 15.8%, from that recorded as of December 31, 2002. Deposits also increased by $18.2 million, or 11.2%, from that recorded for the year ended 2002, to $180.0 million as of December 31, 2003.

Stockholder's equity as of December 31, 2003 was $22.9 million, or 9.0% as expressed as a percentage of assets. Book value of River Valley Bancorp stock was $13.88 as of December 31, 2003, compared to $12.73 at December 31, 2002.

"Calendar year 2003 was another record year. The Corporation attained records in earnings, in asset growth, as well as, in loan and deposit growth, all while our shareholders enjoyed record dividends and price appreciation," states Matthew P. Forrester, president of River Valley Bancorp. The CEO further adds, "As important as these benchmarks are, there would be no gratification if we did not exceed those expectations each and every year. Calendar year 2003 marked the fifth consecutive year we have exceeded the previous year's standards."

For the fourth quarter ended December 31, 2003, the Corporation reported net income of $629,000 or $0.39 per basic share. This compared to net income of $615,000 or $0.39 per basic share for the quarter ended December 31, 2002. The increase for the quarter reflected a 2.2% improvement in the dollar amount.

For the fiscal year, the Corporation's stock traded in a split effected range of $14.20 to $29.62. The stock closed on December 31, 2003 at $29.43.

Contact:  Matthew P. Forrester - President, CEO
          River Valley Bancorp
          812-273-4949